FINAL TERM SHEET

Issuer-Represented Free Writing Prospectus
Filed Pursuant to Rule 433
Supplementing the Preliminary Prospectus, dated August 20, 2012
Registration No. 333-183200

WSFS Financial Corporation
$55,000,000.00

6.25% SENIOR NOTES DUE SEPTEMBER 1, 2019
FINAL TERMS AND CONDITIONS

Issuer:	WSFS Financial Corporation

Type of Security:	Senior Notes

Aggregate Principal Amount:	$55,000,000.00

Trade Date:	August 21, 2012

Settlement Date (T+4):	August 27, 2012

Final Maturity Date:	September 1, 2019

Coupon:	6.25%

Issue Price:	100.00%

Optional Redemption Date:
Redeemable, in whole or in part, by the Issuer on September 1, 2017 or on any scheduled interest payment date thereafter, at 100% of the principal amount of the Senior Notes, plus accrued and unpaid interest thereon to the redemption date.

Interest Payment Dates:	Quarterly in arrears on the 1st day of each September, December, March and June commencing on December 1, 2012

Day Count Convention:	30/360, unadjusted

Denominations:	$25 denominations and $25 integral multiples thereof

CUSIP:	929328409

Sole Book-Running Manager:	Sandler O’Neill + Partners, L.P.

Co-Lead Manager:	Keefe, Bruyette & Woods, Inc.

Co-Managers:	Boenning & Scattergood, Inc. Janney Montgomery Scott LLC

The Issuer has filed a registration statement (including a prospectus supplement) on Form S-3 (File No. 333-183200) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the prospectus by calling Sandler O’Neill at (866) 805-4128.